EXHIBIT 12



                               DIMON INCORPORATED



                       Ratio of Earnings to Fixed Charges



                                 (in thousands)



                                                     Nine Months Ended
                                                          March 31                           Year Ended June 30
                                                      1996       1995        1995       1994        1993        1992        1991
Income (Loss) From Continuing Operations..........   $52,119    $24,313    $(22,164)   $(5,355)   $ 95,687    $ 74,299    $ 56,956

Earnings
Interest..........................................    38,036     34,139      45,231     35,117      38,128      42,837      40,306
Amortized Debt Costs..............................       753        434         579        442         607         312         154
Portion of Rents Representative of the Interest
  Factor..........................................     2,715      2,721       2,930      3,664       3,562       3,346       2,922
Preferred Dividends...............................        --         --          --         --          --       1,337       1,337
Preferred Dividend Grossup                                --         --          --         --          --         622       1,016
Earnings as Defined...............................    93,623     61,607      26,576     33,868     137,984     122,753     102,691

Fixed Charges
Interest..........................................    38,036     34,139      45,231     35,117      38,128      42,837      40,306
Amortization of Debt Costs........................       753        434         579        442         607         312         154
Portion of Rents Representative of the Interest
  Factor..........................................     2,715      2,721       2,930      3,664       3,562       3,346       2,922
Preferred Dividends...............................        --         --          --         --          --       1,337       1,337
Preferred Dividend Grossup........................        --         --          --         --          --         622       1,016
Fixed Charges as Defined..........................     4,504     37,294      48,740     39,223      42,297      48,454      45,735
Ratio of Earnings to Fixed Charge.................      2.26       1.65          (1)        (1)       3.26        2.53        2.25



(1) As a result of the losses incurred in the periods ended June 30, 1995 and June 30, 1994, earnings did not cover fixed charges by $22,164 and $5,355 respectively.